Atlas Financial Holdings Signs Definitive Agreement to Acquire Gateway Insurance Company, Expanding Its Presence in U.S. Public Auto Market

Complementary Transaction Expected to Significantly Accelerate Atlas’ Commercial Automobile Presence

Chicago, Illinois – October 25, 2012 – Atlas Financial Holdings, Inc. (TSX.V: AFH) (“Atlas” or the “Company”) announced today that it has entered into a definitive agreement to acquire Camelot Services, Inc. and its sole insurance subsidiary, Gateway Insurance Company (“Gateway”), for approximately $23 million.

Completion of the transaction is subject to customary closing conditions, including regulatory approval of the change of control of Gateway, and is expected to be completed during the first quarter of 2013.

Founded in 1946, Gateway is an admitted carrier in 46 states plus the District of Columbia, offering specialized commercial insurance products. Gateway is a St. Louis, MO-based insurance company with more than 60 years of experience specializing in providing commercial automobile insurance to niche markets such as taxicab, black car and sedan service owners and operators. Gateway currently underwrites approximately $10 million of annual taxi and limousine net written premiums. The transaction is expected to expand Atlas’ commercial auto program to 40 states, including California, the District of Columbia, Hawaii, Montana, Nebraska, North Dakota, South Dakota, Washington, and West Virginia.

Atlas will continue to manage Gateway’s public auto insurance business utilizing its best practices and intends to provide a seamless transition for existing Gateway customers and agents. Atlas intends to continue to distribute Gateway products under its current brand name emphasizing the complementary nature of these products relative to those offered by our other insurance subsidiaries. The addition of Gateway’s St. Louis based team will provide incremental value to our growing organization.

Scott D. Wollney, President and Chief Executive Officer of Atlas, stated, "This transaction will provide an immediate and long-term benefit to our company, and is consistent with our strategic plan to expand Atlas’ specialty commercial automobile lines-of-business through both organic growth and acquisitions. We believe this acquisition is highly complementary to our other insurance subsidiaries, and will allow us to continue to grow in our strategic niche and develop a stronger platform to serve our clients and agents. It is a great opportunity to deploy Atlas’ proven M&A model and continue to build our organization through the addition of strong brands and committed professionals with expertise in the specialty insurance segments in which we operate."

Under the terms of the agreement, Atlas will purchase all outstanding common shares of Camelot Services, Inc. for a combination of cash and Atlas preferred shares, subject to final adjustment based on year-end financial results. The preferred shares will have similar characteristics to those issued in connection with the purchase of Atlas’ other operating subsidiaries. As part of the transaction, Atlas will acquire Gateway Insurance Company and will complete a reinsurance transaction with the seller in connection with lines of business that are non-core to Atlas.

Sandler O’Neill + Partners, L.P. acted as financial advisor and DLA Piper LLP acted as legal counsel to Atlas for this acquisition. StoneRidge Advisors, LLC acted as financial advisor and Freeborn & Peters LLP and Leo Law, LLC acted as legal advisors to the seller.

About Atlas Financial Holdings, Inc.

The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, nonemergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company and American Service Insurance Company, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

Regulatory Approvals

Completion of the transaction is subject to a number of conditions including but not limited to regulatory approvals. There can be no assurance that the transaction will be completed as proposed or at all. Neither the TSX Venture Exchange nor its Regulation Services Provided (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy of this release.

Forward-looking Statements

This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2011 . No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, AE
212-836-9615
tdowns@equityny.com
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